Kewaunee Scientific Reports Results for Third Quarter

STATESVILLE, N.C., Feb. 27, 2018 /PRNewswire/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported results for its third quarter of fiscal year 2018, ended January 31, 2018.

Third Quarter Fiscal Year 2018 Results:

  Sales of $38,190,000, an increase of 25.7% from the prior year third quarter.
  Pre-tax earnings of $2,484,000, an increase of 406% from the prior year third quarter.
  Net earnings of $883,000, a 159% increase from the prior year third quarter.
  Diluted earnings per share of $0.31, which includes an unfavorable impact of $1,113,000, or $0.40 per diluted share, of additional tax expense recorded in the quarter to account for the implementation of the Tax Cuts and Jobs Act enacted on December 22, 2017.

Year to Date Fiscal Year 2018 Results (Q1-Q3):

  Sales of $113,542,000, an increase of 9.2% from the prior year-to-date period.
  Pre-tax earnings of $7,024,000, an increase of 42.8% from the prior year-to-date period.
  Net earnings of $3,755,000, or $1.35 per diluted share, which includes an unfavorable impact of $1,113,000, or $0.40 per diluted share, of additional tax expense recorded in the quarter to account for the implementation of the aforementioned Tax Cuts and Jobs Act.

Third Quarter Fiscal Year 2018 Commentary
Sales for the quarter were $38,190,000, an increase of 25.7% from sales of $30,371,000 in the third quarter of the prior year. Domestic sales for the quarter were $29,734,000, an increase of 17.5% from sales of $25,313,000 in the third quarter of last year. International sales for the quarter were $8,456,000, an increase of 67.2% from sales of $5,058,000 in the third quarter last year. Third quarter sales reflected strength in the laboratory, healthcare, and technical furniture products in the US, Middle East, Indian and Asian markets with sales in each of these markets exceeding the prior period third quarter.

Pre-tax earnings for the quarter were $2,484,000, an increase of 406% compared to $491,000 in the third quarter last year. Net earnings for the third quarter were $883,000, or $0.31 per diluted share, which includes an unfavorable impact of $1,113,000, or $0.40 per diluted share, of additional tax expense recorded in the quarter to account for the implementation of the Tax Cuts and Jobs Act enacted on December 22, 2017. Reported net earnings compares to net earnings of $341,000, or $0.13 per diluted share, in the third quarter last year.

"I am extremely pleased with our performance in the third quarter," said David M. Rausch, Kewaunee's President and Chief Executive Officer. "Our sales and pre-tax profit performance for the quarter were very strong in what is traditionally our weakest quarter. This performance would have resulted in record quarterly earnings being reported had it not been for the additional tax expense recorded in the quarter."

Year to Date Fiscal Year 2018 (Q1-Q3) Commentary
Sales for the nine months ended January 31, 2018 were $113,542,000, an increase of 9.2% from sales of $103,979,000 in the prior year. Domestic sales for the nine months ended January 31, 2018 were $80,420,000, a decrease of 3.3% from sales of $83,161,000 in the prior year. International sales for the nine months ended January 31, 2018 were $33,122,000, an increase of 59.1% from sales of $20,818,000 in the prior year. Similar to the third quarter, sales for the nine months ended January 31, 2018 reflect continued strength in the markets for Kewaunee's laboratory, healthcare, and technical furniture products.

Pre-tax earnings for the nine months ended January 31, 2018 were $7,024,000, an increase of 42.8% compared to $4,920,000 for the prior period. Net earnings increased 20.1% for the nine months ended January 31, 2018 to $3,755,000, or $1.35 per diluted share, as compared to net earnings of $3,127,000, or $1.15 per diluted share, for the nine months ended January 31, 2017. This is also after the aforementioned unfavorable impact of $1,113,000, or $0.40 per diluted share, of additional tax expense recorded in the quarter.

The Company's order backlog was $116.1 million at January 31, 2018, as compared to $106.9 million at January 31, 2017. Incoming orders continued to be strong in all of our key markets, increasing the order backlog year-over-year.

The Company's balance sheet and financial condition remain strong. Unrestricted cash on hand was $9.2 million at the end of the quarter, as compared to $12.5 million at the beginning of the fiscal year. Working capital was $36.2 million, as compared to $32.9 million at the beginning of the fiscal year. Short-term debt and interest rate swaps were $4.8 million at the end of the quarter, as compared to $3.6 million at the beginning of the fiscal year, and total bank borrowings and interest rate swaps were $7.5 million, as compared to $6.9 million at the beginning of the fiscal year.

"We continue to be awarded significant projects on a global basis which is a testament to the Company's world-wide leadership position and ability to deliver large scale complex projects. Looking forward, our Associates are focused on delivering a solid fourth quarter, and I am optimistic that we will have a strong finish to the current fiscal year," said David M. Rausch, Kewaunee's President and Chief Executive Officer.

About Kewaunee Scientific
Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company's corporate headquarters is located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Singapore, and China. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company's China headquarters and sales office are located in Shanghai, China. Kewaunee Scientific's website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning these factors is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended		Nine months ended
	January 31,		January 31,
	2018	2017	2018	2017
Net sales	$ 38,190	$ 30,371	$ 113,542	$ 103,979
Cost of products sold	29,836	25,339	90,456	84,704
Gross profit	8,354	5,032	23,086	19,275
Operating expenses	5,971	4,590	16,360	14,484
Operating earnings	2,383	442	6,726	4,791
Other income	179	120	524	358
Interest expense	(78)	(71)	(226)	(229)
Earnings before income taxes	2,484	491	7,024	4,920
Income tax expense	1,566	133	3,149	1,695
Net earnings	918	358	3,875	3,225
Less: net earnings attributable to
the noncontrolling interest	35	17	120	98
Net earnings attributable to
Kewaunee Scientific Corporation	$ 883	$ 341	$ 3,755	$ 3,127

Net earnings per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$ 0.32	$ 0.13	$ 1.38	$ 1.16
Diluted	$ 0.31	$ 0.13	$ 1.35	$ 1.15

Weighted average number of common
shares outstanding
Basic	2,722	2,711	2,717	2,703
Diluted	2,784	2,734	2,772	2,724

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
(in thousands)

	January 31,	April 30,
	2018	2017
Assets	(Unaudited)
Cash and cash equivalents	$ 9,178	$ 12,506
Restricted Cash	1,493	1,435
Receivables, less allowances	30,843	29,889
Inventories	17,680	14,935
Prepaid expenses and other current assets	3,083	1,047
Total Current Assets	62,277	59,812
Net property, plant and equipment	13,830	14,027
Other assets	6,587	7,077
Total Assets	$ 82,694	$ 80,916

Liabilities and Equity
Short-term borrowings and interest rate swaps	$ 4,778	$ 3,591
Current portion of long-term debt	1,167	918
Accounts payable	12,631	11,995
Other current liabilities	7,474	10,423
Total Current Liabilities	26,050	26,927
Other non-current liabilities	10,551	10,732
Total Liabilities	36,601	37,659
Noncontrolling interest	423	374
Kewaunee Scientific Corporation equity	45,670	42,883
Total Equity	46,093	43,257
Total Liabilities and Equity	$ 82,694	$ 80,916

Contact:	Thomas D. Hull III
(704) 871-3290